Exhibit 5.1

Simpson Thacher & Bartlett llp
425 Lexington Avenue
New York, N.Y. 10017-3954
(212) 455-2000

Facsimile (212) 455-2502

January 27, 2011

MedQuist Holdings Inc.
(formerly CBaySystems Holdings Limited)
9009 Carothers Parkway
Franklin, TN 37067

Ladies and Gentlemen:

     We have acted as counsel to MedQuist Holdings Inc. (formerly CBaySystems Holdings Limited), a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-169997) the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 9,000,531 shares of Common Stock, par value $0.10 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, up to 3,500,000 Shares of which are being offered by the Company (the “Company Firm Shares”), up to 4,326,549 Shares of which are being offered by certain shareholders of the Company (the “Selling Shareholders’ Shares”) and up to 1,173,982 Shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Company (together with the Company Firm Shares, the “Company Shares.”)

     We have examined the Registration Statement and a form of the share certificate representing the Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that,

1.	Upon payment and delivery in accordance with the underwriting agreement approved by the Pricing Committee of the Board, the Company Shares will be validly issued, fully paid and nonassessable,

2.	The Selling Shareholders’ Shares, other than the Selling Shareholders’ Shares to be issued pursuant to the Private Exchange, have been duly authorized and are validly issued, fully paid and nonassessable, and

3.	Upon the completion of the Private Exchange described in the Registration Statement, the Selling Shareholders’ Shares to be issued in the Private Exchange will be duly authorized, validly issued, fully paid and nonassessable.

     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/  Simpson Thacher & Bartlett
SIMPSON THACHER & BARTLETT LLP